EXHIBIT 24

ALLIANT TECHSYSTEMS INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Mark W. DeYoung, Neal S. Cohen and Deborah Moeschl, with full power to each to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of Alliant Techsystems Inc. pursuant to the Alliant Techsystems Inc. 2005 Stock Incentive Plan, as Amended and Restated, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Dated and effective as of the 7th of August 2012.

/s/ Roxanne J. Decyk	/s/ Mark W. DeYoung
Roxanne J. Decyk	Mark W. DeYoung
Director	Director, President and Chief Executive Officer

/s/ Martin C. Faga	/s/ Ronald R. Fogleman
Martin C. Faga	Ronald R. Fogleman
Director	Chairman of the Board

/s/ April H. Foley	/s/ Tig H. Krekel
April H. Foley	Tig H. Krekel
Director	Director

/s/ Douglas L. Maine	/s/ Roman Martinez IV
Douglas L. Maine	Roman Martinez IV
Director	Director

/s/ Mark H. Ronald	/s/ William G. Van Dyke
Mark H. Ronald	William G. Van Dyke
Director	Director